Exhibit 10.2
Exhibit A

SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is made as of March 20, 2009, between The Talbots, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and John Fiske, III (the “Executive”). This Agreement sets forth the agreement of the parties relating to the severance arrangements for the Executive under certain circumstances. Capitalized terms used in this Agreement are defined in Section 7 hereof.
     1. Severance Pay and Associated Benefits Upon a Qualified Termination.
          (a) Severance Benefits. In the event of a Qualified Termination, and subject to the terms of this Agreement, the Company will provide to the Executive the payments and benefits described in this Section 1 (collectively, the “Severance Benefits”).
          (b) Severance Pay. Subject to the terms of this Agreement, in the event of a Qualified Termination, the Company will pay to the Executive severance pay in the gross amount equal to 1.5 times the Executive’s annual base salary in effect immediately prior to such termination (the “Severance Payment”), payable in equal installments in accordance with normal Company payroll practices over a 18 month period beginning immediately following the Termination Date (the “Severance Period”).
          (c) Benefits Continuation. Subject to the terms of this Agreement, upon any such Qualified Termination, the Company will also arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required employee contribution) immediately prior to such termination, in the medical and dental programs provided to the Executive immediately prior to such termination until the earlier of (i) the end of the Severance Period, or (ii) such time as the Executive is eligible to be covered by comparable benefits of a subsequent employer. The Executive agrees to notify the Company promptly if and when the Executive begins employment with another employer and if and when the Executive becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer. Executive agrees that any automobile/housing allowance or other personal benefits provided by the Company to the Executive immediately prior to such termination will cease as of the Termination Date. The Company, however, may choose to make any separate arrangements with the Executive to assist with the transfer of any such benefits.
          (d) Retirement Benefits. Nothing in this Agreement will modify or otherwise limit any of the Executive’s rights and benefits as may exist under the terms of any qualified, nonqualified or supplemental retirement, 401(k), savings or deferred compensation plans of the Company (excluding any severance or severance compensation plans) (“Retirement Plans”), nor will any benefits or amounts payable under any such Retirement Plans reduce or offset any Severance Benefits afforded to the Executive under this Agreement.
          (e) Equity Awards.
               (i) If in the event of a Qualified Termination the Executive still holds one or more options to purchase shares of Company stock which have not expired and have not been fully exercised, the Executive (or his or her heirs or estate), at any time within 3 years after the Termination Date (but in no event after the option has expired), may exercise any such options with respect to any shares as to which the Executive could have exercised the options on the Termination Date.
               (ii) The Executive agrees that until the expiration of 6 months from the Termination Date, the Executive will not engage in the purchase or sale of the Company’s common stock (including without limitation any “cashless exercise” of any stock options involving the sale of any Company common stock as part of such option exercise) during any trading window “blackout” or “quiet period” applicable to management level employees (“Quiet Period”); provided that in no event shall the Executive be prohibited from making a purchase or sale of the Company’s stock or exercising stock options for the Company’s stock if such sale, purchase or exercise is made pursuant to a written plan for trading securities within the meaning of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “10b5-1 Trading Plan”), and such 10b5-l Trading Plan is consistent with the Company’s insider trading policy and has been approved by the Company. The Executive acknowledges that the Company reserves the right to modify the Quiet Period from time to time in its sole and absolute discretion. The Company will provide the Executive with notice of Quiet Periods and changes thereto at the time it provides such notice to the Company’s management level employees. In addition, the Executive agrees to notify the Company’s General Counsel prior to exercising any options or trading in the Company’s common stock within such 6 month period following the Termination Date to ascertain whether such transaction would violate any Quiet Period covered by this subsection (e)(ii).
          (f) Withholdings. The Company may deduct from the Executive’s Severance Payment and any other payments otherwise due to the Executive, such withholding taxes and similar governmental payments and charges as may be required.
          (g) Timing for Payment; Section 409A Restrictions. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or other guidance issued thereunder, and this Agreement and the payments of any benefits hereunder will be operated and administered accordingly. Specifically, but not by limitation, the Executive agrees that if, at the time of termination of employment, the Company is considered to be publicly traded and the Executive is considered to be a specified employee, as defined in Section 409A of the Code (and as determined as of December 31 preceding the Executive’s termination of employment, unless the Executive’s termination of employment occurs prior to April 30, in which case the determination will be made as of the second preceding December 31), then some or all of such payments to be made under this Agreement as a result of the Executive’s termination of employment will be deferred for no more than 6 months following such termination of employment, if and to the extent the delay in such payments is necessary in order to comply with the requirements of Section 409A of the Code after utilizing the short-term deferral and involuntary separation pay plan regulations. Upon expiration of such 6 month period (or, if earlier, the Executive’s death), any payments so withheld hereunder from the Executive hereunder will be distributed to the Executive, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date). Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges that, for purposes of Section 409A of the Code, each and every payment made under this Agreement shall be deemed a separate payment and not a series of payments.
     2. Release and Waiver.
     The Company’s obligation to make the payments and provide the benefits to the Executive as set forth in Section 1 above will be conditioned upon and subject to the Executive having delivered to the Company an executed hilt and unconditional release (which will be effective when such release is no longer subject to revocation) of any and all claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries (to the extent permissible under ERISA), and their respective officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel.
     3. Cooperation.
     In connection with a Qualified Termination or any other termination of the Executive’s employment, the Executive agrees to reasonably cooperate with the Company prior to and in the 60 day period immediately following the Termination Date, subject to the Executive’s other commitments, in promptly transitioning the Executive’s duties and activities within the Company to the person or persons designated by the Company to receive them.
     4. Nondisparagement; Non-Solicitation; Confidentiality.
          (a) Nondisparagement. In connection with a Qualified Termination or any other termination of the Executive’s employment, Executive agrees not to take action or make any statement, written or oral, in the 1 year period following the Termination Date which is intended to materially disparage the Company or its business.
          (b) Non-Solicitation. The Executive agrees that, during the 1 year period following a Qualified Termination or any other termination of the Executive’s employment, the Executive will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of the term of the Executive’s employment with the Company), or actively assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.
          (c) Confidentiality. The Executive will not in any manner following a Qualified Termination or any other termination of the Executive’s employment, directly or indirectly, without the express prior written consent of the Company, disclose or use any Confidential Information of the Company. “Confidential Information” will include all information concerning the Company or any parent, subsidiary, affiliate, employee, customer or supplier or other business associate of the Company or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by the Executive from the Company, or from any parent, subsidiary, affiliate or customer or supplier or other business associate of the Company, or is otherwise in the possession of the Executive and which is not known or generally available to the public.
     5. Remedies.
     The Executive acknowledges and affirms that money damages cannot adequately compensate the Company for any breach by the Executive of Section 4 of this Agreement and that the Company is entitled to equitable relief (without posting any bond) in any federal or state court in Massachusetts or other court of competent jurisdiction to prevent or otherwise restrain any actual or threatened breach of the provisions of said Section and/or compel specific performance of, or other compliance with, the terms thereof.
     6. Miscellaneous.
          (a) At-Will Employment. This Agreement is not a contract to employ the Executive for a definite time period, and is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and the Executive, it being acknowledged that the Executive’s employment is “at will” and that either the Executive or the Company may terminate the employment relationship at any time, for any or no reason, with or without Cause and with or without prior notice, but subject to the Executive’s rights to Severance Benefits under the terms provided hereunder.
          (b) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees). This Agreement is personal in nature and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive.
          (c) Attorneys Fees. Each party shall bear his or her or its own attorney’s fees and expenses.
          (d) Governing Law. This Agreement shall be interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts and without regard to any conflict of laws provisions.
          (e) Effect on Other Agreements Modification. This Agreement constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement and supersedes the severance agreement between the Executive and the Company dated as of June 15, 2008 (which is hereby terminated and of no further force or effect). This Agreement may be modified only in a writing signed by both parties. For as long as this Agreement is in effect, to the degree there is any conflict between the severance payments and benefit provisions to which the Executive is then entitled under this Agreement and those of any other written agreement which continues to be in effect between the Company and the Executive, such conflict shall be resolved by the Company in good faith by affording the

Executive the more favorable severance payments and benefits contained in any such agreement. Notwithstanding the foregoing, nothing herein relieves the Executive from the obligation to comply with the restrictive covenants of all such agreements or from the consequences of noncompliance therewith regardless under which agreement the severance payments and severance benefits may be deemed to have been made. Furthermore, for purposes of clarification only, if an Executive receives severance pay and benefits under one agreement, the Executive shall not be entitled to severance pay or benefits under any other agreement, plan or arrangement.
     (f) Execution. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.
     (g) Term of Agreement. This Agreement shall be effective upon execution and shall remain in effect at all times during the Executive’s employment with the Company, unless expressly amended or superseded in writing by the parties hereto.
     (h) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Attention: Senior Vice President/Human Resources
with a copy to:
The Talbots, Inc.
211 South Ridge Street
Rye Brook, New York 10573
Attn: General Counsel
To the Executive:
John Fiske, III
[Home Address]
     7. Definitions.
     For purposes of this Agreement, the following terms shall have the meanings indicated below:

          (a) “Cause” for termination by the Company of the Executive’s employment shall mean (i) any material breach by the Executive of this Agreement or any other agreement to which the Executive and the Company are both parties (which is not cured within 45 days following written notice from the Company), (ii) any act or omission to act by the Executive which may have a material and adverse effect on the Company’s business or on the Executive’s ability to perform services for the Company, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct or material neglect of duties by the Executive in connection with the business or affairs of the Company.
          (b) “Code” shall have the meaning given that term in Section 1(g) hereof.
          (c) “Disability” shall mean the Executive’s inability, because of physical or mental illness or injury, substantially to perform his or her duties of his or her position as a result of physical incapacity for a continuous period of at least six (6) months. Any dispute at to the Executive’s incapacitation shall be resolved by an independent physician selected by the Company’s Board of Directors and reasonably acceptable to the Executive or his or her legal representative, whose determination shall be final and binding upon both the Executive and the Company.
          (d) “Executive” shall mean the individual named in the first paragraph of this Agreement.
          (e) “Good Reason” for termination by the Executive of the Executive’s employment shall be a termination based on one or more of the following events occurring without the Executive’s express written consent: (a) a substantial adverse reduction in the Executive’s overall responsibilities as an executive, other than during any period of illness or incapacity, such that the Executive no longer has the title of, or serves as, a senior executive of the Company; (b) a material reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or (c) the Company’s requiring that the Executive’s principal place of business be at an office located more than 35 miles from the site of the Executive’s then principal place of business, except for relocation to the Company’s then principal headquarters location or for required travel on the Company’s business, including regular travel to and from the Company’s corporate headquarters and its other locations; which, with respect to subsections (a) through (c) above, is not remedied by the Company within 45 days of receipt of written notice of such event delivered by the Executive to the Company; provided, that the Executive may only exercise his or her right to terminate employment for Good Reason within the 90 day period immediately following the occurrence of any of the events described in subsections (a) through (c) above.
          (f) “Qualified Termination” shall mean the Executive’s employment by the Company is terminated, (i) by the Executive for Good Reason or (ii) by the Company for any reason other than for Cause, death, Disability, or retirement at or after age 65.
          (g) “Quiet Period” shall have the meaning given that term in Section 1(e)(ii) hereof.

          (h) “Retirement Plans” shall have the meaning given that term in Section 1(d) hereof.
          (i) “Severance Benefits” shall have the meaning given that term in Section 1(a) hereof.
          (j) “Severance Payment” shall have the meaning given that term in Section 1(b) hereof.
          (k) “Severance Period” shall have the meaning given that term in Section 1(b) hereof.
          (1) “Termination Date” shall mean the date that the Executive’s employment with the Company terminates for any reason or no reason.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date first above written.

THE TALBOTS, INC.
By:	/s/ Trudy F. Sullivan
Duly Authorized

EXECUTIVE
/s/ John Fiske, III
John Fiske, III
EVP, Chief Stores Officer